Exhibit 10.1

CONFIDENTIAL

November 28, 2017

Melinta Therapeutics, Inc.

300 George Street

Suite 301

New Haven, Connecticut 06511

Attention: Paul Estrem, Chief Financial Officer

Re:	Project Grouper Commitment Letter
Senior Secured Credit Facility, Equity Investment and Warrants

Ladies and Gentlemen:

You have advised the investment funds managed by Deerfield Management Company, L.P. (“Deerfield”) that are signatories hereto (the “Deerfield Funds”) (“we”, “us” or the “Commitment Party”) that Melinta Therapeutics, Inc. (the “Borrower” or “you” or “your”) seeks financing to (a) fund the purchase price for the proposed acquisition (the “Acquisition”) of the assets (the “Acquired Assets”) of The Medicines Company (the “Seller Parent”) and its subsidiaries (such subsidiaries, collectively with the Parent, the “Seller”) specified in the Purchase and Sale Agreement, dated as of the date hereof, by and between the Borrower and the Seller Parent (the “Acquisition Agreement”), (b) pay fees, costs and expenses in connection with the Transactions (as defined below), (c) refinance the existing indebtedness of the Borrower under the Loan and Security Agreement dated as of May 2, 2017 (the “Oberland LSA”), as amended, among the Borrower, the lenders party thereto and Suchard SA LLC (the “Refinancing”) and (d) finance ongoing working capital requirements and other general corporate purposes, all as more fully described in the Summary of Terms and Conditions attached hereto as Annex A (the “Term Sheet Summary”). This Commitment Letter (as defined below) describes the general terms and conditions under which (a) the Commitment Party is willing to provide (i) up to an amount (such amount, the “Closing Date Loan Amount”) equal to (A) $190 million minus (B) the amount of the Equity Investment, of senior secured loans for the Acquisition (the “Closing Date Loans”) and (ii) up to $50 million in a senior secured delayed draw term loan facility (the “Delayed Draw Term Loan Facility”, and together with the Closing Date Loans, the “Loan Facility”) and (b) (i) the Borrower will issue to the Commitment Party, on the Closing Date, warrants (the “Warrants”) to purchase a number of shares of the common stock of the Borrower (“Common Stock”) equal to 38.5% of the principal amount of the Closing Date Loans, divided by $15.00, subject to appropriate adjustment to reflect any Stock Event (as defined in the Term Sheet Summary) that occurs between the date hereof and the date of issuance of the Warrants and (ii) the Borrower will issue and sell to the Commitment Party a number of shares of Common Stock (the “Shares”) equal to 9.985% of the number of shares of Common Stock outstanding immediately following the Acquisition (including the Shares) for a purchase price of $13.50, subject to appropriate adjustment to reflect any Stock Event that occurs between the date hereof and the date the Shares are issued to the Commitment Party (the “Equity Investment,” and together with the Loan Facility and the Warrants, the “Facilities”).

As used herein, the term “Transactions” means, collectively, the Acquisition, the making of the Closing Date Loans, the providing of the Delayed Draw Term Loan Facility, the issuance of the Warrants on the Closing Date, the Equity Investment, the Refinancing and the payment of fees, costs and expenses in connection with each of the foregoing. This letter, including the Term Sheet Summary, Schedule 1 and the Conditions Annex I attached hereto and thereto (and Exhibit A attached thereto) (such Annex I and Exhibit A, the “Conditions Annex”), is herein referred to as the “Commitment Letter.” The date on which the Facilities are closed are referred to as the “Closing Date,” which shall be the date on which all conditions under the Commitment Letter are satisfied (or waived in writing by the Commitment Party in its sole discretion). Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Term Sheet Summary or the Conditions Annex.

1. Commitment. Upon the terms and subject only to the conditions set forth in Section 2 of this Commitment Letter and in the Conditions Annex, the Commitment Party is pleased to advise you of its commitment to provide 100% of the Closing Date Loans (the “Commitment”).

2. Conditions to Commitment. The Commitment and undertakings of the Commitment Party hereunder are subject solely to the satisfaction of the conditions precedent set forth in (A) this Section 2 of this Commitment Letter and (B) the Conditions Annex. Subject to the satisfaction of the conditions set forth in this Section 2 of this Commitment Letter and the Conditions Annex, (a) the only representations relating to the Acquired Assets, the Borrower and its subsidiaries, the Seller Parent and its subsidiaries and the respective businesses of the Borrower, the Seller Parent and their respective subsidiaries the accuracy of which shall be a condition to the Commitment Party providing the Loan Facility on the Closing Date shall be (i) such of the representations made by the Seller and/or their affiliates with respect to the Seller, its affiliates, the Acquired Assets or the related business, financials or entities in the Acquisition Agreement as are material to the interests of the Commitment Party, the Agent and the Lenders, but only to the extent that you or your affiliates have the right (taking into account any applicable cure provisions) to terminate your or their obligations under the Acquisition Agreement or otherwise decline or refuse to close or consummate the Acquisition as a result of a breach (or failure to be accurate, true or correct) of any such representations in the Acquisition Agreement (the representations in this clause (i), the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Facilities Documentation (as defined below) shall be in a form such that they do not impair the availability of the Closing Date Loans on the Closing Date if the conditions set forth in this Section 2 of this Commitment Letter and the Conditions Annex are satisfied (it being understood and agreed that to the extent any security interest in any Collateral (as defined in the Term Sheet Summary) (other than security interests that may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code, (y) the making of a federal intellectual property filings with the United States Patent and Trademark Office and the United States Copyright Office and (z) the delivery of certificates, if applicable, evidencing the equity securities of the Loan Parties (other than the Borrower) and any other material subsidiary of the Borrower required to be pledged pursuant to the Term Sheet Summary and the Facilities Documentation) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, then the perfection of such security interests shall not constitute a condition precedent to the availability of the Closing Date Loans on the Closing Date, but instead shall be required to be perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Agent and the Borrower acting reasonably (but not to exceed 60 days after the Closing Date, unless extended by the Agent in its sole discretion)). For purposes hereof, “Specified Representations” means the representations and warranties relating to corporate existence of the Borrower, the Guarantors and their subsidiaries; good standing of the Borrower and the Guarantors in their jurisdictions of organization; power and authority, due authorization, execution and delivery, legality, validity and enforceability, in each case, relating to the Borrower and the Guarantors entering into and performance of the Facilities Documentation; no conflicts with or consents needed under the Borrower’s or the Guarantors’ organizational documents or the Acquisition Agreement in connection with the execution, delivery and performance by the Borrower and the Guarantors under the Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower, the Guarantors and their subsidiaries on a consolidated basis (in form and scope substantially consistent with the solvency certificate to be delivered in accordance with the Conditions Annex); use of proceeds consistent with this Commitment Letter; no investment company (and no regulation under the Investment Company Act); no applicability of Federal Power Act, Interstate Commerce Act and state public utilities codes; the PATRIOT Act; OFAC; FCPA; compliance with anti-terrorism laws, anti-money laundering laws and anti-corruption laws; Federal Reserve margin regulations; the status of the Loan

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Facility as senior debt; governmental and third party approvals relating to the Facilities Documentation and the transactions contemplated thereby (not including the Acquisition); creation, validity, priority and, subject to the parenthetical in the immediately preceding sentence, perfection of security interests in the Collateral; capitalization of the Borrower; reservation of authorized Common Stock for issuance upon exercise of the Warrants; that the shares of Common Stock issued in the Equity Investment or issuable upon exercise of the Warrants will be duly authorized, validly issued, fully paid and nonassessable upon issuance; and that the issuance of such shares of Common Stock, the Warrants and the shares issuable upon exercise of the Warrants will not be subject to preemptive rights or result in anti-dilution adjustments to any outstanding securities. The provisions of this Section 2 are collectively referred to as the “Certain Funds Provision”.

3. Clear Market; Other Covenants; Exclusivity. Without the prior written consent of the Commitment Party, at all times prior to the termination of this letter (or, to the extent the termination of this letter is due to Section 10(b)(i), until immediately after the funding of the Closing Date Loans), the Borrower and its subsidiaries (not including, for the avoidance of doubt, the Seller) shall not, directly or indirectly, (a) create, incur, assume, guarantee, permit to exist or be liable with respect to any indebtedness or issue any equity securities or warrants, other than (i) the Facilities, (ii) the Revolving Facility, subject to the terms of the Term Sheet Summary and the effectiveness of the Intercreditor Agreement, (iii) (A) the issuance of (A) equity securities in any equity financing consummated concurrently with the Acquisition on the Closing Date on no more favorable terms to the investors therein than those provided under the Facilities Documentation (B) up to $50 million of Common Stock to the Seller (“Seller Equity”) in connection with the consummation of the Acquisition at 90% of the volume weighted average price for the 10 day trading day period immediately prior to the consummation of the Acquisition and (C) up to $10 million of Common Stock for a purchase price per share equal to ninety percent (90%) of the volume weighted average price for the ten (10) trading day period ending three (3) trading days prior to Closing (clause (iii), “Permitted Equity Issuances”) and (iv) indebtedness that will be paid off on the Closing Date (clauses (i) – (iv), the “Permitted Debt and Equity Issuances”), (b) sell, transfer, lease, license, make distributions of or otherwise dispose of any of the assets or property of the Borrower or any of its subsidiaries (or enter into any agreement to do so), other than in the ordinary course of business, (c) encumber, grant or otherwise convey any liens or security interests on any assets or property (or enter into any agreement to do so, other than the Facilities Documentation) of the Borrower or any of its subsidiaries, other than Permitted Liens (as defined below), (d) make any dividends or distributions to any person or entity (or enter into any agreement to do so) in respect of its equity securities (other than dividends or distributions paid in common stock and reimbursement of reasonable and customary shareholder expenses), (e) make any loans to, or investments in, or acquire any assets or equity of, any person or entity (or enter into any agreement to do so), other than (i) the Acquisition, (ii) investments in money market funds, US treasury obligations, demand deposit accounts and other cash equivalents in the ordinary course of business, (iii) investments received in connection with the bankruptcy or reorganization of customers or suppliers, (iv) travel advances to employees, officers and directors in the ordinary course of business in an aggregate amount not to exceed $25,000, (v) non-cash loans to employees, officers and directors to finance the acquisition of stock in the Borrower pursuant to compensation arrangements, (vi) existing joint ventures and existing strategic alliances in the ordinary course of business, (vii) non-speculative hedging arrangements and (viii) additional investments in the ordinary course of business in an aggregate amount not to exceed $600,000, (f) merge with, consolidate with or into, dissolve or liquidate into or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any person or entity (or enter into any agreement to do so), (g) enter into any transactions with affiliates that are not at arm’s length and on market terms (or enter into any agreement to do so), other than reimbursement of reasonable and customary shareholder expenses, (h) file for protection under the United States Bankruptcy Code or any similar federal, state or foreign law for the protection of debtors or be a party as a debtor to any proceeding related thereto or take any action to effectuate any of the foregoing in this clause (h), (i) other

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than in a manner not materially adverse to the Commitment Party, the Agent, the Lenders and their affiliates, amend any of its or their organizational documents, (j) engage in any line of business materially different from those lines of business carried on by it on the date of this letter (or enter into any agreement to do so), (k) take any action that would reasonably be expected to result in the delisting or suspension of the Common Stock from the NASDAQ Global Market; (l) fail to file any reports on Form 10-Q or 10-K prior to the date such filings are required to be made under applicable law and regulations (giving effect to any legally permitted extension or grace period associated therewith) and in accordance with applicable law and regulations, it being agreed that a subsequent amendment of any such filing shall not constitute a breach of this provision so long as the initial filing was otherwise properly filed in accordance with applicable law and regulations prior to such date (giving effect to any legally permitted extension or grace period associated therewith) and any such subsequent amendment was filed in accordance with applicable law and regulations prior to the date such amendment is required to be made under applicable law and regulations; or (m) grant registration rights to any person (other than the Commitment Party, the Lenders and their respective affiliates or in connection with any Permitted Equity Issuances or the issuance of the Seller Equity) in respect of its equity or debt securities. The Borrower shall (i) promptly upon knowledge or notice thereof (and, in any event, within one business day thereof), notify Mark Wood and Kristopher Ring at Katten Muchin Rosenman LLP at mark.wood@kattenlaw.com and kristopher.ring@kattenlaw.com, as counsel to the Commitment Party (but, for the avoidance of doubt, not the Commitment Party itself), of any breaches or defaults under the Acquisition Documents (including, without limitation, providing copies of any documentation evidencing or claiming such a breach or default) and (ii) promptly upon execution or receipt thereof (and, in any event, within one business day thereof), deliver copies to Mark Wood and Kristopher Ring at Katten Muchin Rosenman LLP at mark.wood@kattenlaw.com and kristopher.ring@kattenlaw.com, as counsel to the Commitment Party (but, for the avoidance of doubt, not the Commitment Party itself) of any amendments, restatements, supplements, modification, changes, consents or waivers to the Acquisition Documents.

“Permitted Liens” means (a) liens for taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) liens of carriers, warehousemen, mechanics, repairmen and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, none of which are, individually or in the aggregate, material to the business of the Borrower and its subsidiaries (the “Business”), (c) restrictions under any leases, subleases and similar agreements with respect to leased real property, none of which, individually or in the aggregate, materially interferes with the ordinary conduct of the Business as a whole, (d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (f) liens securing the Oberland LSA that will be released on the Closing Date, (g) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due, (h) liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided, that such liens extend only to such insurance proceeds and not to any other property or assets) in the ordinary course of business, (i) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms, (j) precautionary liens filed in respect of operating leases, (k) liens on property subject to capital leases securing such capital leases in an aggregate amount not to exceed $50,000 at any time outstanding and (l) restrictions on transfer under applicable securities laws.

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This letter constitutes a legally binding agreement by you to work exclusively with the Commitment Party for obtaining debt or equity for purposes of consummating (or attempting to consummate) the Acquisition. You shall (and you shall cause your affiliates to) ensure that at all times prior to the termination of this letter (or after such termination of this letter if caused by the breach of the Borrower or its affiliates of the terms, covenants or provisions of this Commitment Letter), you and your affiliates shall not enter into, arrange, place, or propose any commercial bank or other credit facilities or other types of debt or issue any equity securities or warrants in connection with the Acquisition, other than the Permitted Debt and Equity Issuances; provided, that, the obligations under this paragraph shall terminate if the Commitment Party fails to confirm in writing, within ten (10) business days of a written request by the Borrower to the Commitment Party (with detailed instructions included in such request for how the Commitment Party may respond to the Borrower by email address, phone number, fax number and mailing address included therein), that the Commitment Party intends to comply with the Commitment upon the satisfaction of the conditions precedent set forth in Section 2 of the Commitment Letter and the Conditions Annex and has not determined, to its knowledge as of the date of its response, that such conditions precedent are not capable of being satisfied; provided further that the Borrower shall only have the right to make any such request once during any sixty (60) day period (with the delivery of any such request to the Commitment Party commencing the first day of such sixty (60) day period) and any additional requests made during such sixty (60) day period shall be null and void and the provisions in the immediately preceding proviso in this sentence shall not apply, or be enforceable against the Commitment Party, in such instance.

4. Information; No MNPI. You represent, warrant and covenant that all written information and written data (other than forward-looking or projected information and information of a general economic or general industry nature; provided that, for the avoidance of doubt, any projections or other forward-looking information that includes any material non-public information has not been shared with the Commitment Party, the Agent, the Lenders or any of their affiliates) concerning the Borrower, the Guarantors, their affiliates and the Acquired Assets and the Transactions that has been or will be made available to the Agent, the Commitment Party, any of the Lenders or any of their affiliates by you, your affiliates or your or their representatives, including in the Borrower’s filings with the SEC (as defined below) (the “Information”), when taken as a whole (after giving effect to all supplements and updates thereto through the date furnished), (x) is, and in the case of Information made available after the date hereof, will be, complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading. Solely as they relate to matters with respect to the Acquired Assets and the Seller, the foregoing representations, warranties and covenants are made to the best of your knowledge. We will be entitled to use and rely upon, without responsibility to verify independently, the Information. You agree that if at any time prior to the closing of the Facilities, any of the representations, warranties or covenants in this Section 4 would be incorrect in any material respect if the Information were being furnished, and such representations, warranties or covenants were being made, at such time, then you will (i) with respect to Information relating to the Borrower, the Guarantors or their affiliates, promptly supplement the Information, and (ii) with respect to Information relating to the Acquired Assets and the Seller, use commercially reasonable efforts to promptly supplement the Information, as the case may be, so that such representations, warranties and covenants will be true, correct and complete in all material respects under those circumstances. The accuracy of the foregoing representations in this Section 4, whether or not cured, shall not be a condition precedent to the Commitment unless the inaccuracy results in a condition in Section 2 of this Commitment Letter or in the Conditions Annex otherwise not having been satisfied.

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At or prior to 9:30 a.m. (New York City time) on the third (3rd) business day following the date of this Commitment Letter, the Borrower shall file a current report on Form 8-K (the “Announcing Form 8-K”) with the Securities and Exchange Commission (the “SEC”) describing the terms of the transactions (including, without limitation, the Transactions) contemplated by this Commitment Letter and by the Acquisition Agreement and disclosing any other material non-public information (in the context of United States of America federal securities laws) provided or made available to the Commitment Party, the Agent, the Lender, any of their affiliates or any of their officers, directors, employees, attorneys, advisors, representatives or agents (all such persons and entities, collectively, the “Applicable Persons”) by the Borrower or any of its subsidiaries or affiliates (not including, for the purpose of this paragraph, the Seller or any of its subsidiaries or affiliates) or any of its or their respective officers, directors, employees, attorneys, representatives or agents prior to the filing of the Announcing Form 8-K. The Announcing Form 8-K shall include as exhibits thereto this Commitment Letter (including the annexes hereto) and the Acquisition Agreement. The Borrower represents and warrants to the Commitment Party, the Agent, the Lenders and each other Applicable Person that, from and after the filing of the Announcing Form 8-K, no Applicable Person shall be (or shall be deemed to be) in possession of any material non-public information regarding the Borrower, any of its subsidiaries or affiliates, the Acquisition, the Transactions, the Acquired Assets or the Seller received from the Borrower or any of its subsidiaries or affiliates (not including, for the purpose of this paragraph, the Seller or any of its subsidiaries or affiliates) or any of its or their respective officers, directors, employees, attorneys, advisors, representatives or agents. Notwithstanding any affirmative disclosure obligations of the Borrower pursuant to the terms of this Commitment Letter, the Borrower shall not, and shall cause each of its subsidiaries and affiliates (not including, for the purpose of this paragraph, the Seller or any of its subsidiaries or affiliates) and its and each of their respective officers, directors, employees, attorneys, advisors, representatives and agents to not, provide any of the Applicable Person with any material non-public information regarding the Borrower, any of its subsidiaries or affiliates, the Acquisition, the Transactions, the Acquired Assets or Seller from and after the filing of the Announcing Form 8-K with the SEC without the express prior written consent of the Commitment Party, it being acknowledged and agreed that any such consent given prior to the date hereof shall be ineffective from and after the date of the Announcing Form 8-K. The Borrower hereby acknowledges and agrees that no Applicable Party shall have any duty of trust or confidence with respect to any material non-public information provided to any Applicable Party in breach of, or otherwise possessed by any Applicable Party as a result of a breach of, any of the foregoing covenants. Notwithstanding anything to the contrary contained herein, in the event of a breach of any of the foregoing covenants, in addition to any other remedies available at law or in equity, the Commitment Party and its affiliates shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of the applicable material non-public information without the prior approval by the Borrower or any other person or entity.

5. Indemnification. You agree to indemnify and hold harmless the Agent, the Commitment Party, the Lenders, their affiliates and the principals, directors, officers, employees, representatives, agents, accountants, attorneys and third party advisors of each of them (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, dispute or proceeding or preparation of a defense in connection therewith, in each case, regardless of whether such Indemnified Party is a party thereto (and regardless of whether such matter is initiated by a third party, you, a Guarantor, your subsidiaries, the Acquired Assets, the Seller or any of your or their respective affiliates)) (a) any matters contemplated by this Commitment Letter, the Facilities Documentation, the Transactions or any transactions contemplated hereby or thereby (including, without limitation, the execution, delivery and performance of this Commitment Letter and the Facilities Documentation and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Loan Facilities, and will reimburse each Indemnified Party for all reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees, expenses and charges (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees,

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disbursements and other charges of one counsel to all Indemnified Parties (taken as a whole), one local counsel in each relevant jurisdiction and one regulatory counsel to all such Indemnified Parties, taken as a whole, and in the event of a conflict of interest, one additional counsel (and, if necessary, one regulatory counsel and one local counsel in each relevant jurisdiction) to each group of similarly situated affected Indemnified Parties)) actually incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent that the same is found by a final, non-appealable judgment of a court of competent jurisdiction resulting directly and primarily from such Indemnified Party’s (A) own bad faith, gross negligence or willful misconduct or (B) material breach of its funding obligations to the Borrower under this Commitment Letter at a time when neither you nor your affiliates have breached your obligations in this Commitment Letter in any material respect or (C) a dispute solely among Indemnified Parties (other than a dispute involving any Commitment Party solely in its capacity as the Agent or any other similar role in connection with this Commitment Letter, the Facilities, the Transactions or any related transactions contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities) not arising out of any act or omission on the part of you or your affiliates. In the case of an investigation, litigation or proceeding to which the indemnity in the immediately preceding sentence applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders, affiliates or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Neither you nor any Indemnified Party will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Facilities Documentation or any other element of the Transactions. You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent.

6. Expenses. Regardless of whether the Facilities close or the Closing Date occurs, you agree to pay to the Agent, the Commitment Party, the Lenders and their affiliates all reasonable and documented fees and expenses (including, but not limited to, all reasonable and documented costs and out-of-pocket expenses of one (1) legal counsel and, to the extent necessary, one (1) local counsel in each relevant jurisdiction and one (1) regulatory counsel if reasonably required for all of the Agent, the Commitment Party, the Lenders and their affiliates) incurred by them in connection with this Commitment Letter, the Facilities, the Transactions and the Facilities Documentation (including, without limitation, the preparation, negotiation, execution and delivery of this Commitment Letter and the Facilities Documentation and any costs, expenses and legal fees incurred prior to, on and after the date hereof); provided that the maximum amount of such legal costs incurred prior to the Closing Date in connection with the Facilities Documentation by the Agent, the Commitment Party and the Lenders that is required to be paid by the Borrower is $500,000. Such amounts in this Section 6 shall be due and payable on the Closing Date or otherwise (either before or after the Closing Date) prior to the 30th day after demand is made therefor by the Agent, the Commitment Party, the Lender or any of their affiliates.

7. Fees. As consideration for the Commitment and agreements of the Commitment Party hereunder, you agree to pay, or you agree to cause to be paid, the fees described in the fee portions of the Term Sheet Summary on the terms and subject to the conditions set forth therein.

8. Confidentiality. Subject to the second paragraph of Section 4, the Commitment Party shall treat all written information received from the Borrower regarding the Seller or the Acquired Assets that is marked (or is disclosed as being) “confidential” in a confidential manner (the “Seller Confidential Information”); provided, however, that nothing herein shall prevent the Commitment Party from disclosing

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any such Seller Confidential Information (a) subject to the final proviso of this sentence, to the Agent, any Lender, any assignee or participant or prospective Lender or participant (in each case, other than any known direct competitor of the Borrower or the Seller), (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law, rule or regulation (in which case the Commitment Party shall, to the extent permitted by law, rule, regulation or proceed, use commercially reasonable efforts to (i) inform you promptly thereof and (ii) ensure that any such Seller Confidential Information so disclosed is accorded confidential treatment), (c) upon the request or demand of any governmental, regulatory or self-regulatory authority having jurisdiction over the Commitment Party or its affiliates (in which case the Commitment Party shall except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by law, rule or regulation, use commercially reasonable efforts to (i) notify you promptly thereof and (ii) ensure that any such Seller Confidential Information so disclosed is accorded confidential treatment), (d) to its affiliates and its and its affiliates” directors, officers, employees, accountants, attorneys, other professional advisors, agents and representatives who have been advised of their obligation to maintain the confidentiality of the Seller Confidential Information for the purpose of evaluating, negotiating or entering into the Facilities and the other Transactions, (e) to the extent any such Seller Confidential Information becomes publicly available other than by reason of disclosure by the Commitment Party, its affiliates or its or their respective directors, officers, employees, accountants, attorneys or other professional advisors in material breach of this Section 8, or is independently developed by the Commitment Party, its affiliates or its or their respective directors, officers, employees, accountants, attorneys, other professional advisors, agents or representatives without the use of any confidential information involving Seller Confidential Information, (f) to the extent applicable and reasonably necessary or advisable, for purposes of establishing a “due diligence” defense and (g) to the extent any such Seller Confidential Information becomes available to the Commitment Party, its affiliates or its or their respective directors, officers, employees, accountants, attorneys, other professional advisors, agents or representatives from a source which is not known by the Commitment Party to be subject to any contractual or fiduciary confidentiality obligation owing to the Seller with respect to the Seller Confidential Information. The provisions of this paragraph shall automatically terminate on the date that is two years following the date of this Commitment Letter unless earlier superseded by the relevant Facilities Documentation.

9. Other Services.

(a) Nothing contained herein shall limit or preclude the Commitment Party, the Agent, any Lender or any of their affiliates from carrying on any business with, providing banking or other financial or equity services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Seller or any of your or its affiliates, or any other party, person or entity that may have interests different than or adverse to such parties, persons or entities. The Borrower (i) acknowledges and consents to the Commitment Party, the Agent, the Lenders or any of their affiliates providing any Seller Bridge Financing or any other loans or commitments to the Seller and (ii) acknowledges and agrees that the providing thereof does not constitute a breach of this Commitment Letter or any Facilities Documentation. The Borrower agrees that the Commitment Party, the Agent and the Lenders have no obligation to inform the Borrower of any Seller Bridge Financing or any other loans or commitments provided to the Seller from time to time.

(b) In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Facilities and any related services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you, on the one hand, and the Commitment Party, the Agent and the Lenders, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the

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Transactions, the Commitment Party, the Agent and the Lenders are and have been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your management, affiliates, equity holders, directors, officers, employees, creditors or any other party, person or entity, (iii) none of the Commitment Party, the Agent, any Lender or any of their affiliates has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether the Commitment Party, the Agent, the Lenders or any of their affiliates have advised or are currently advising you or your affiliates on other matters) and none of the Commitment Party, the Agent the Lenders or their affiliates have any obligation to you or your affiliates with respect to the Transactions except the Commitment solely of the Commitment Party based on the terms, and subject to the conditions and covenants, set forth in the this Commitment Letter, (iv) the Commitment Party, the Agent, the Lenders and their affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and none of the Commitment Party, the Agent, any Lender or any of their affiliates shall have any obligation to disclose any of such interests, and (v) none of the Commitment Party, the Agent, the Lenders or any of their affiliates have provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. The Borrower waives and releases, to the fullest extent permitted by law, any claims that it may have against Deerfield, the Deerfield Funds, the Commitment Party, the Agent, the Lenders and their respective affiliates with respect to any breach of fiduciary duty or alleged breach of fiduciary duty as a consequence of this Commitment Letter and the Facilities Documentation.

10. Acceptance/Expiration of Commitment.

(a) This Commitment Letter and the Commitment of the Commitment Party set forth herein shall automatically terminate at 11:59 p.m. (New York Time) on November 30, 2017 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter (and all components thereof) shall have been fully delivered by electronic mail to the Commitment Party by such time to the attention of Jonathan Leff at jleff@deerfield.com.

(b) If this Commitment Letter is accepted by you as provided above, the Commitment and the undertakings of the Commitment Party set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) the funding of the Closing Date Loans, (ii) the consummation of any portion of the Acquisition (with or, unless a court of competent jurisdiction has found by a final, non-appealable judgment that the Commitment Party has materially breached its funding obligations under this Commitment Letter at a time when neither you nor your affiliates have breached your obligations under this Commitment Letter in any material respect, without the use of any of the Closing Date Loans or the other Facilities), (iii) the termination of the Acquisition Agreement and (iv) 11:59 p.m. (New York time) on May 28, 2018.

(c) Each of the parties hereto agrees that this Commitment Letter, if accepted by the Borrower prior to the Acceptance Deadline as provided above, is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein (including an agreement to negotiate in good faith the Facilities Documentation by the parties in a manner consistent with this Commitment Letter), it being acknowledged and agreed by the parties that the Commitment and the funding of the Closing Date Loans is subject to the conditions set forth in Section 2 of this Commitment Letter and the Conditions Annex.

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11. Survival. The Sections and provisions of this Commitment Letter and the Term Sheet Summary relating to Clear Market, Other Covenants, Exclusivity, Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law and “Capital Commitment Fee” shall survive any termination or expiration of this Commitment Letter; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Clear Market, Other Covenants, Confidentiality, Other Services, Survival and Governing Law) shall be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder.

12. Governing Law; Jury Trial Waiver. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED HERETO OR THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A “MATERIAL ADVERSE EFFECT” HAS OCCURRED), (B) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY, UNTRUTHFULNESS OR INCORRECTNESS OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION THERE HAS BEEN A FAILURE OF A CONDITION PRECEDENT TO YOUR OBLIGATION TO CONSUMMATE THE ACQUISITION OR SUCH FAILURE GIVES YOU THE RIGHT TO TERMINATE YOUR OBLIGATIONS (OR TO DECLINE OR REFUSE TO CLOSE OR CONSUMMATE THE ACQUISITION) UNDER THE ACQUISITION AGREEMENT AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER.

13. Venue and Submission to Jurisdiction. The parties hereto irrevocably consent and agree that the Commercial Division, New York State Supreme Court and the federal courts, in each case, sitting in the City of New York, borough of Manhattan (and, in each case, the applicable state and federal appeals courts sitting in the City of New York or, if not available or applicable, the State of New York), shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Facilities, the Transactions, any other transaction relating hereto or thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters. The parties hereto expressly and irrevocably submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby irrevocably waive any objection, which each of the parties may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

14. Patriot Act. The Commitment Party, the Agent and the Lenders hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Commitment Party, the Agent and each Lender may be required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow the Commitment Party, the Agent or such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Commitment Party, the Agent and each Lender.

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15. Miscellaneous. This Commitment Letter embodies the entire agreement among the Commitment Party and you with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof (including, without limitation, any prior proposal letter or term sheet related to the Facilities or the Transactions). No person or entity has been authorized by the Commitment Party to make any oral or written statements inconsistent with this Commitment Letter. This Commitment Letter shall not be assignable by you without the prior written consent of the Commitment Party, and any purported assignment without such consent shall be absolutely void ab initio. The Commitment of the Commitment Party may be assigned to any of the other Deerfield Funds and any other Deerfield managed investment funds and their affiliates and such persons and entities may become “Lenders” or the “Agent” under the Facilities and a “Commitment Party”, “we” or “us” under this Commitment Letter, in each case, without the consent of the Borrower or any other person or entity. This Commitment Letter is not intended to benefit or create any rights in favor of any person or entity other than the parties hereto and other Deerfield Funds and Deerfield managed investment funds and their affiliates that are assigned any portion of the Commitment and that become a “Commitment Party”, “we” or “us” under this Commitment Letter and, with respect to indemnification, each Indemnified Party. This Commitment Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof. This Commitment Letter (and any components thereof) may only be amended, restated, modified or superseded by an agreement in writing signed by you and the Commitment Party. The division of this Commitment Letter into Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Commitment Letter or any of its provisions.

[Signature Pages Follow]

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If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing a counterpart of this Commitment Letter and returning it to the Commitment Party, together with the Term Sheet Summary and the Conditions Annex (and the Exhibits) attached to it, by no later than the Acceptance Deadline.

Sincerely,

Commitment Party:

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By: Deerfield Mgmt IV, L.P., General Partner

By: J.E. Flynn Capital IV, LLC, General Partner

By:	/s/ James E. Flynn
Name:	James E. Flynn
Title:	President

Agreed to and accepted as of the date first above written:

MELINTA THERAPEUTICS, INC.

By:	/s/ Paul Estrem
Name: Paul Estrem
Title: Chief Financial Officer

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Capitalized Terms used herein without definition shall have the meanings assigned to them in the commitment letter (such commitment letter, together with the below-defined Term Sheet Summary, Schedule 1 and the Conditions Annex I attached hereto and thereto (and Exhibit A attached thereto) (such Annex I and Exhibit A, the “Conditions Annex”), the “Commitment Letter”) to which this Summary of Terms and Conditions (this “Term Sheet Summary”) is attached, or if not defined therein, in Annex I attached to this Term Sheet Summary.

Loan Facility Terms

Borrower	Melinta Therapeutics, Inc., a Delaware corporation (the “Borrower”)

Guarantors

Each of the Borrower’s existing and future domestic subsidiaries other than Excluded Foreign Subsidiaries (as defined below) (collectively the “Guarantors”) (the Borrower and the Guarantors referred to herein as the “Loan Parties”)

“Excluded Foreign Subsidiary” means, for any taxable year of such foreign subsidiary to which Section 956(a) of the Code (as defined below) applies with respect to the domestic Loan Party of which such foreign subsidiary is a subsidiary, any foreign subsidiary which is a controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and any Treasury Regulations promulgated thereunder) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting equity interests to secure, any indebtedness (other than the Loan Facility) of a Loan Party. For the avoidance of doubt, a foreign subsidiary shall not be (or, if it previously was, shall cease to be) an Excluded Foreign Subsidiary from and after the effective date of any change in law making Section 956 of the Code inapplicable to its domestic parent.

Lenders	(a) Deerfield Private Design Fund IV, L.P. (“DPDF IV”) or any other investment funds managed by Deerfield or any of their affiliates and (b) other persons and entities reasonably acceptable to the Agent and the Borrower (the persons and entities in clauses (a) and (b), together with its successors and assigns, collectively, the “Lenders”). It is currently anticipated that DPDF IV will be the sole Lender on the Closing Date.

Agent	DPDF IV, as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”).

Closing Date Loans	Loans to be made on the Closing Date in an amount equal to the Closing Date Loan Amount, upon satisfaction of the conditions set forth in Section 2 in the Commitment Letter and the Conditions Annex (the “Closing Date Loans”).

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Delayed Draw Term Loan Facility

A delayed draw term loan facility (the “DDTL Facility”) of up to $50 million, under which loans (each, a “Delayed Draw Term Loan”, and together with the Closing Date Loans, the “Loans”) will be made available to the Borrower after (but not including) the Closing Date until (but not including) the second annual anniversary of the Closing Date (the “DDTL Commitment Expiration Date”), subject only to the following terms and conditions:

(i) conditioned upon (both immediately before and after giving effect to the making of any such Delayed Draw Term Loan): (A) the Borrower achieving annualized net sales of $75 million based upon the actual net sales amounts for the first two fiscal quarters preceding the making of the first Delayed Draw Term Loan (but reflecting net sales generated by the Acquired Assets on a pro forma basis for any such fiscal quarter occurring prior to the Closing Date), (B) pro forma compliance with the financial covenants, (C) compliance with use of proceeds provisions of the Facilities Documentation, (D) truthfulness, correctness and completeness of all representations and warranties in the Facilities Documentation (including, without limitation, the solvency representation), (E) delivery of a borrowing notice request in form and substance satisfactory to the Agent and the Lenders, (F) no default or event of default existing under the Facilities Documentation, (G) the Borrower providing notice of any request for a Delayed Draw Term Loan to the Agent and the Lenders at least fifteen (15) business days prior to the proposed funding date of such Delayed Draw Term Loan pursuant to a borrowing notice that is in form reasonably acceptable to the Agent and the Lenders and (H) such other conditions to be agreed in the Facilities Documentation;

(ii) the DDTL Facility may be funded in up to 5 separate draws before the DDTL Commitment Expiration Date;

(iii) the DDTL Facility will bear interest at 14.75% per annum, payable quarterly in arrears in accordance with the terms set forth in clause (ii) of the “Interest” section below, and otherwise similar to the payment of the Closing Date Loans;

(iv) the minimum amount of any Delayed Draw Term Loan request shall be at least $10 million;

(v) the maturity date of all Delayed Draw Term Loans will be sixth anniversary of the date when the first Delayed Draw Term Loan is made under the DDTL Facility (the “DDTL Maturity Date”);

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

(vi) amounts repaid on the DDTL Facility may not be reborrowed;

(vii) proceeds of the DDTL Facility shall be used for general corporate and working capital purposes (including Permitted Acquisitions (as defined below)) and in compliance with the use of proceeds provisions in the Facility Agreement; and

(viii) the other terms of the DDTL Facility shall be either (A) consistent with the Closing Date Loans (taking into account the later maturity date for pushing out the applicability of certain terms, such as, among other things, prepayment premiums, amortization (measured from such first draw under the DDTL Facility), upfront fees and other fees and collateral) or (B) as otherwise agreed.

Interest

(i) On the Closing Date Loans, 11.75% per annum, payable quarterly in arrears. The Borrower will have the right to make any interest payments on the Closing Date Loans only in cash or freely tradable shares of Common Stock or in a combination of cash and freely tradable shares of Common Stock (subject, in the case of payment in shares of Common Stock, to price, quantity, 9.985% beneficial ownership limitations and liquidity conditions set forth in the Facilities Documentation).

(ii) On any Delayed Draw Term Loans, 14.75% per annum, payable quarterly in arrears. The Borrower will have the right to make any interest payments on the Delayed Draw Term Loans only in cash or freely tradable shares of Common Stock or in a combination of cash and freely tradable shares of Common Stock (subject, in the case of payment in shares of Common Stock, to price, quantity, 9.985% beneficial ownership limitations and liquidity conditions set forth in the Facilities Documentation).

Default Rate; Late Payment Fee	Additional interest of 2% upon the existence of any event of default, which shall (a) for payment and bankruptcy events of defaults, apply immediately and automatically and (b) for all other events defaults, be exercisable at the sole election of the Agent or any Lender, which election shall apply retroactively from the date such event of default first occurred. With respect to any late payment of principal, interest or other amounts, other than to the extent arising from an acceleration (except for an acceleration due (completely or partially) to a payment event of default that is not caused by an automatic acceleration from a bankruptcy event of default) or bankruptcy, a 10% fee on such overdue amounts to be paid in cash.

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Maturity Date and Amortization

Any outstanding Closing Date Loans shall be repaid in cash on the sixth anniversary date of the Closing Date. Any outstanding Delayed Draw Term Loans shall be repaid in cash on the DDTL Maturity Date.

The aggregate principal amount of the Loans shall be repaid in cash in equal monthly cash payments between the fourth anniversary and the sixth anniversary of (i) in respect of Closing Date Loans, the Closing Date, and (ii) in respect of any Delayed Draw Term Loans, the date that the first Delayed Draw Term Loan is made under the DDTL Facility.

Use of Proceeds	The proceeds of (i) the Closing Date Loans will be used to finance (a) the purchase price of the Acquisition, including the refinancing of existing indebtedness (to the extent agreed to by the Lenders to be repaid with the proceeds thereof), payment of fees, costs and expenses incurred in connection with the consummation of the Acquisition and the Facilities and (b) ongoing working capital requirements and other general corporate purposes and (ii) the DDTL Facility will be used to finance general corporate and working capital purposes; provided, however, that the amount of funds disbursed for the aforementioned uses shall be pursuant to the conditions in the Facilities Documentation (including, without limitation, those set forth in Section 2 of the Commitment Letter and in the Conditions Annex and, with respect to the DDTL Facility, those set forth in the “Delayed Draw Term Loan Facility” section above in this Term Sheet Summary).

Optional Prepayments

The Loans may be prepaid, in whole or in part, in cash at the option of the Borrower at any time upon three (3) business days’ notice subject to the payment by the Borrower to the Lenders (based on their pro rata share of such Loans) of (i) an exit fee equal to 2% of the amount of Loans paid, repaid or prepaid, which shall be due and payable in cash upon each such repayment of the applicable tranche of Loans, and (ii) the fees outlined below (any such fee, a “Prepayment Fee”) to be paid in cash, if paid, repaid or prepaid:

(a) after (but not including) the third anniversary, and on or before the fourth anniversary, of the Closing Date (with respect to the Closing Date Loans) or the date that the first Delayed Draw Term Loan is made (with respect to the Delayed Draw Term Loans), as applicable, upon cash payment of a premium equal to 75% of the total annual interest payment amount on all principal of the applicable Loans being paid, repaid or prepaid (without giving effect to the principal payment, repayment or prepayment when calculating the 75%), which, by way of example, (i) for the Closing Date Loans, the principal thereof that was outstanding immediately prior to any such payment, repayment or prepayment would be multiplied by 11.75% and then multiplied by 75% and (ii) for the Delayed Draw Term Loans, the principal thereof that was outstanding immediately prior to any such payment, repayment or prepayment would be multiplied by 14.75% and then multiplied by 75%;

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

(b) after (but not including) the fourth anniversary, and on or before the fifth anniversary, of the Closing Date (with respect to the Closing Date Loans) or the date that the first Delayed Draw Term Loan is made (with respect to the Delayed Draw Term Loans), as applicable, upon cash payment of a premium equal to 50% of the total annual interest payment amount on all principal of the applicable Loans being paid, repaid or prepaid (without giving effect to the principal payment, repayment or prepayment when calculating the 50%); and

(c) after (but not including) the fifth anniversary of the Closing Date (with respect to the Closing Date Loans) or the date that the first Delayed Draw Term Loan is made (with respect to the Delayed Draw Term Loans), as applicable, upon cash payment of a premium equal to 25% of the total annual interest payment amount on all principal of the applicable Loans being paid, repaid or prepaid (without giving effect to the principal payment, repayment or prepayment when calculating the 75%).

For the avoidance of doubt, the principal amount of the Loans shall not be permitted to be paid, repaid or prepaid on or prior to the third anniversary of the Closing Date (with respect to the Closing Date Loans) or the date that the first Delayed Draw Term Loan is made (with respect to the Delayed Draw Term Loans).

All prepayments of the Loans shall be applied pro rata to the outstanding principal balance of the Closing Date Loans and then the outstanding principal balance of the Delayed Draw Term Loans, but within each such tranche of Loans, any voluntary prepayments shall be applied as directed by the Borrower and any acceleration payments shall be applied as determined by the Agent and the Lenders in their sole discretion.

Yield Enhancement Fee	A yield enhancement fee shall be paid in cash by the Borrower to the Lenders funding such Loans in the amount of 2% of the principal amount of (i) the Closing Date Loans, which shall be due and payable in cash on the Closing Date, and (ii) each Delayed Draw Term Loan, which shall be due and payable in cash on the date such Delayed Draw Term Loan is made. Each such fee shall be paid in cash directly to the funding Lenders based upon their pro rata share of the principal amount of the Loan being funded.

Upfront Fee	An upfront fee shall be paid in cash by the Borrower to the Lenders funding such Loans in the amount of 2% of the principal amount of (i) the Closing Date Loans, which shall be due and payable in cash on the Closing Date, and (ii) each Delayed Draw Term Loan, which shall be due and payable in cash on the date such Delayed Draw Term Loan is made. Each such fee shall be paid in cash directly to the funding Lenders based upon their pro rata share of the principal amount of the Loan being funded.

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Capital Commitment Fee	A fee in the amount of $3 million shall be paid in cash by the Borrower to the Lenders on the date (the “Capital Commitment Fee Payment Date”) that is the earlier of (x) the one year anniversary of the date of the Commitment Letter and (y) the date that is 5 (five) business days following the termination of the Acquisition Agreement, in each case solely to the extent that the Closing Date has not occurred prior to such Capital Commitment Fee Payment Date (other than to the extent the failure of the Closing Date to have occurred by such Capital Commitment Fee Payment Date is found by a final, non-appealable judgment of a court of competent jurisdiction to have directly and primarily resulted from the Commitment Party failing to fund the Closing Date Loans when (i) all of the conditions set forth in Section 2 of the Commitment Letter and the Conditions Annex had been satisfied and (ii) the Commitment Letter was still in full force and effect at such time). This Section of this Term Sheet Summary shall survive the termination of the Commitment Letter and the Borrower shall still be obligated to pay such amounts in such instance.

Availability

The (i) Closing Date Loans shall be made on the Closing Date subject solely to the conditions in Section 2 of the Commitment Letter and in the Conditions Annex and (ii) the Delayed Draw Term Loans may be borrowed by the Borrower subject to the terms and conditions set forth in this Term Sheet Summary, including the “Delayed Draw Term Loan Facility” section above in this Term Sheet Summary.

Repayments and prepayments of the Loan Facility may not be reborrowed.

Collateral; Ranking	Subject to the Certain Funds Provision, the Facilities (and all obligations thereunder) shall be secured by a first priority perfected lien (subject to the immediately succeeding paragraph below) on all of the Loan Parties’ tangible and intangible assets (the “Collateral”), subject to standard exclusions and carve-outs. The Collateral shall include, among other assets, the stock of each of the Borrower’s existing and future subsidiaries (or, in the case of first tier Excluded Foreign Subsidiaries, 65% of the voting and 100% of the non-voting equity interests), other than the extent such stock pledge is not permitted by law or requires regulatory approval.

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

While the Collateral shall be subjected to a first priority perfected lien of the Agent (for the benefit of the Agent, the Lenders and the other secured parties), the Borrower may enter into a revolving credit facility of up to $20 million (the “Revolving Facility”) that may have lien priority over the Facilities subject to entering into an intercreditor agreement that is reasonably satisfactory to the Agent and the Lenders (the “Intercreditor Agreement”); provided that, for the avoidance of doubt, (a) the Facilities shall not be payment subordinated to the Revolving Facility and the Intercreditor Agreement shall not include any payment subordination and (b) the Borrower and its subsidiaries can only have one revolving credit facility combined and it shall be the Revolving Facility and subject to the terms and conditions set forth in the Commitment Letter and the Facilities Documentation. To the extent any Revolving Facility is outstanding (or will be outstanding) on any such date of determination, then the Intercreditor Agreement shall be part of the Facilities Documentation.

Representations and Warranties

The representations and warranties included in the Facility Agreement will be limited to the following (subject to materiality thresholds, baskets and other exceptions and qualifications to be mutually agreed):

Compliance with, no violation of and effectiveness of, organizational documents; no default or event of default; paying debts as they become due, solvency and no dissolution, liquidation, etc.; no liens; valid existence, good standing and foreign qualifications, power and authority; no governmental actions proceedings or threats; absence of litigation, threats, injunctions, orders, investigations, etc.; due authorization, execution and delivery; duly authorized, validly issued, fully paid and non-assessable Shares and Warrant shares (upon exercise), valid and binding obligations and enforceability; no conflict or creation of liens with agreements, organizational documents, law or judgments, governmental orders, etc.; no consent, authorizations or filings required (other than shareholder approval only for purpose of NASDAQ requirement and other consents, authorizations and filings obtained or made); compliance with law, regulations, etc.; compliance with authorizations, licenses, permits, governmental orders, etc. and validity and effectiveness thereof; real estate; ownership of property; leases; intellectual property; no default or breach under agreements, etc.; taxes; no exclusive rights agreements regarding services; governmental compliance and authorizations; SEC filings, reportings, compliance, etc.; financial condition and financial statements (including, without limitation, with respect to acquired persons, entities and businesses and predecessors), and reports; no material adverse effect; internal and disclosure controls; ERISA; subsidiaries; share issuances, warrants, stockholder agreements and other stock limitations, restrictions and compliance; delivery of correct and complete organizational documents; use of proceeds; environmental and hazardous materials; no investment company (and no regulation under the Investment Company Act); no applicability of Federal Power Act, Interstate Commerce Act, state public utilities codes or

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

any other federal or state statute, etc. limiting its ability to incur debt, pledge assets or perform obligations under the Facilities Documentation; labor relations; jurisdiction or organization, legal name, organizational identification number and location of chief executive office; deposit and other accounts; accuracy of information; compliance with OFAC, money laundering, Patriot Act and other anti-terrorism laws and anti-corruption laws; capitalization of the Borrower; Shares, Warrants and Warrant shares are not subject to preemptive rights and the issuance thereof will not result in any anti-dilution adjustment of outstanding securities; reservation of authorized Common Stock for issuance upon exercise of the Warrants; compliance with Sarbanes-Oxley Act; no “shell company”; eligibility for registering the Shares and Warrant shares for resale; no general solicitation of securities; no offers or sales of securities requiring registration under Securities Act; registration of the Common Stock; listing on NASDAQ, and no suspension of trading or violation of stock market rules and regulations; clearance and eligibility of the Common Stock through DTC, DWAC, DRS, etc.; inapplicability of anti-takeover provisions in organizational documents and law and no “poison pill” adoption; derivatives and short sales and purchases and hedging; Warrant acknowledgments and representations; placement, broker and adviser commissions; Acquisition, Acquisition Agreement and related documents and compliance therewith and receipt of necessary consents and approvals with respect thereto; Revolving Facility and documents and compliance related thereto and receipt of necessary consents and approvals; collateral and lien creation, perfection actions and lien priority; and healthcare.

Affirmative Covenants

The affirmative covenants included in the Facility Agreement will be limited to the following (subject to materiality thresholds, baskets and other exceptions and qualifications to be agreed):

Preservation of organizational existence and jurisdiction qualifications; compliance with laws; licenses and permits; maintenance of property; insurance; taxes (including calculation and allocation of original issue discount to debt, warrants and equity provided in connection with the Facilities Documentation); default and event of default notices; copies of documents, notices, defaults and breaches under the Revolving Facility; notices of material events and events regarding the Acquisition and related documents (and copies thereof); reports sent to certain other investors and parties; financial statements and other financial deliverables; notices and deliverables related to the Acquisition and the Acquisition Agreement (including, without limitation, any breaches or defaults under, and any amendments, restatements, changes, consents, waivers, etc. to the

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Acquisition Agreement and other related documents (collectively, the “Acquisition Documents”); the perfection certificates and compliance certificate deliverables; GAAP compliance; compliance with SEC reporting requirements; additional information requests; inspection of property and books and records; truth and accuracy of representations, warranties and other information and additional disclosures; control agreements on deposit and other accounts; collateral deliverables and further assurances (including provision of additional collateral and guaranties); real estate; ERISA; Form D filings; exemptions or qualification under applicable laws for securities; “blue Sky” law compliance and filings; active listing of Common Stock with NASDAQ; SEC filings with respect to information on Facilities and Transactions; restrictions on providing material non-public information to the Agent, the Lenders and their affiliates; notices and acknowledgments related to securities; options and convertible securities; public company covenants; anti-layering; royalty-related covenants; obligation to reserve for issuance authorized and unissued shares of Common Stock as shall be sufficient for the exercise of the Warrant in full; healthcare; and any post-closing obligations (including, without limitation, any that are required pursuant to the Certain Funds Provision).

Negative Covenants

The negative covenants included in the Facility Agreement will be limited to the following (subject to materiality thresholds, baskets and other exceptions and qualifications to be agreed):

Limitations on: consolidations, mergers, dissolutions and liquidations; formation or acquisition of subsidiaries; partnership, joint venture, profit-sharing or royalty agreements with certain affiliates; management service arrangements and management and related fees, expenses and indemnities; dividends, distributions and restricted payments; liens; asset dispositions; indebtedness; investments; issuances and sales of controlling or management interests in equity of the Loan Parties or their subsidiaries (other than permitted under the Warrants); transactions with affiliates; ERISA; nature and line of business; amendments to organizational documents, Acquisition Documents, Revolving Facility documents and other material documents; changes to accounting and reporting practices and fiscal periods; changes to legal name, jurisdiction of organization, chief executive office, entity structure and entity identity; prepayments of indebtedness; negative pledge and restrictions on dividends and distributions, asset sales, management fees and certain other actions; noncompliance with OFAC, money laundering, Patriot Act and other anti-terrorism laws and anti-corruption laws; sale leaseback, synthetic leases and similar transactions; environmental violations and hazardous materials; investment companies and registration under the Investment Company Act; Revolving Facility; royalties; no material operations or revenue of Rib-X Therapeutics Limited; and healthcare violations.

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Permitted Acquisitions

The Borrower will be permitted to make acquisitions with an aggregate purchase price (including, without limitation, costs and expenses, deferred purchase price and indebtedness assumed and/or incurred in connection therewith) not in excess of $50,000,000 (excluding the purchase price of the Acquisition from such capped amount) from and after the Closing Date, in each case, for all acquisition targets organized in the United States of America or of assets which are located in the United States of America; provided that all of the conditions specified in the Credit Documentation have been fully satisfied, including, without limitation the following:

(a) receipt of (i) material acquisition documents; provided that, on the third (3rd) business day following the date of such acquisition documents, the Borrower shall file a current report on Form 8-K with the SEC describing the terms of the transactions contemplated by such acquisition documents and disclosing any other material non-public information (in the context of United States of America federal securities laws), and (ii) to the extent required in the acquisition documents, all required consents and approvals;

(b) (i) granting to the Agent of a first priority perfected security interest in all acquired assets to the extent required by the Facilities Documentation and (ii) providing for any target entity to become a Loan Party under the Facilities Documentation and having such target entity provide a first priority perfected security interest in all of its tangible and intangible assets that are Collateral;

(c) after giving effect to such acquisition and all other transactions contemplated by the applicable acquisition documents, pro forma compliance with the financial covenants;

(d) such acquisition is consensual (not “hostile”), and, if applicable, has been approved by the acquisition target’s board of directors;

(e) EBITDA (to be mutually defined) of target will be accretive and target will not have a negative impact on EBITDA; and

(f) at the time of, and after giving effect to, such acquisition and all other transactions contemplated by the applicable acquisition documents, (i) all representations and warranties in the Facilities Documentation and in the applicable acquisition documents are true, correct and complete and (ii) no breach, default or event of default has occurred under the Facilities Documents or the applicable acquisition documents.

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Financial Covenants

The financial performance covenants included in the Facility Agreement will be limited to the following, each with definitions to be agreed upon:

1.      minimum cash balance of $25 million; and

2.      minimum level of annual net sales per the following: $45 million for 2018; $75 million for 2019; and $100 million for 2020 and each year thereafter.

Events of Default

The Facility Agreement will contain only the following events of default (subject to materiality thresholds, grace periods, baskets and other exceptions and qualifications to be agreed):

Failure to pay principal, interest or any other amount when due; failure to comply with covenants in the Facilities Documentation; representations and warranties incorrect or incomplete in any material respect when made or deemed made (and no supplement thereof after the fact or later scheduling thereof shall cure any such event of default); bankruptcy or insolvency; judgments, orders, settlements, etc.; governmental authorizations related to Facilities Documentation not given or withdrawn; actual or asserted invalidity or impairment of any part of the Facilities Documentation (including the failure of any lien to remain perfected and having the necessary priority) or impairment thereof; cross-default to other indebtedness (including, without limitation, the Revolving Facility); invalidity of intercreditor and subordination provisions; ERISA; and change of ownership or control.

A transaction described in clause (i), (ii), (iii) or (iv) of the definition of “Major Transaction” under the Warrant Terms, at the option of the holders of the Warrants, shall cause a mandatory prepayment of the Loan Facility.

Expenses and Indemnification; Governing Law and Forum; and Miscellaneous	The Facilities Documentation will include (a) customary expense reimbursement, indemnification and other provisions as are usual and customary for facilities of this kind; (b) a waiver of consequential and punitive damages and right to a jury trial, (c) customary agency and set-off provisions, (d) New York governing law, jurisdiction and venue, (e) secured party rights and remedies provisions and (f) other customary miscellaneous provisions.

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Vabomere Royalty	DPDF IV (or its designee) will receive annual cash payments equal to (with definitions of the financial terms to be agreed upon): (i) $0 for the first $75 million in Vabomere U.S. annual net sales and (ii) 3% on the increment of Vabomere U.S. annual net sales between $75 million and $500 million. Such payment right will have a term of 7 years regardless of whether the Loan Facility is paid off and the Loan commitments thereunder are terminated; provided that the 3% payment rate in clause (ii) in the sentence above will reduce to 2% after the repayment in full in cash of the Loan Facility and the termination of the Loan commitments thereunder.

Counsel to Deerfield	Katten Muchin Rosenman LLP

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Warrant Terms

Issuer	Melinta Therapeutics, Inc. (“Borrower”)

Investors	Deerfield Private Design Fund IV, L.P.

Warrant Strike	$16.50, subject to equitable and proportionate adjustment to reflect any Stock Event (as defined below) that becomes effective between the close of trading on the last trading day prior to the signing of the Commitment Letter and the date of issuance of the Warrant. The holder of the Warrant (the “Holder”) will be entitled to exercise the Warrant for cash, by cashless exercise or through the reduction of principal outstanding under the Closing Date Loans.

Warrant Term	7 years

Number of Shares	A number of shares of the common stock of the Borrower (“Common Stock”) equal to 38.5% of the principal amount of the Closing Date Loans divided by $15.00, subject to equitable and proportionate adjustment to reflect any Stock Event that becomes effective between the close of trading on the last trading day prior to the signing of the Commitment Letter and the date of issuance of the Warrant. No fractional shares shall be issued upon any exercise of the Warrant. The number of shares of Common Stock issuable upon such exercise shall be rounded down to the nearest whole number and the Holder shall receive no consideration in lieu of fractional shares.

Ownership Limits	The Warrant will contain a provision restricting the exercise thereof to the extent that, upon such exercise, the Holder (or any “group” of which the Holder is a member) would beneficially own greater than 9.985% of the outstanding shares of Common Stock (the “9.985% Cap”). No changes to the 9.985% Cap shall be made without the prior written consent of Borrower.

Major Transaction	“Major Transaction” will be defined to include: (i) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event that results in a change in control of the Borrower (i.e., current stockholders no longer hold at least 50% of the Common Stock or no longer have the ability to elect a majority of the Board of Directors of Borrower); (ii) a sale or transfer of assets in one transaction or a series of related transactions for a purchase price of more than 50% of Borrower’s enterprise value or a sale or transfer of all or substantially all of the Borrower’s assets (an “Asset Sale”); (iii) a purchase, tender or exchange offer made to the holders of outstanding shares of Common Stock, such that following the completion of such purchase, tender or exchange offer a change of control shall have occurred (i.e., current stockholders no longer hold at least 50% of the Common Stock or no longer have the ability to elect a majority of the Board of Directors of Borrower);

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

(iv) an issuance or series of issuances by the Borrower after the date of the Warrant (other than to the Holder and its affiliates), of an aggregate number of shares of Common Stock equal to 50% or more of the Borrower’s outstanding Common Stock as of the date of such issuance; (v) the liquidation, bankruptcy, insolvency, dissolution or winding-up (or the occurrence of any analogous proceeding) affecting the Borrower; (vi) the shares of Common Stock cease to be listed, traded or publicly quoted on the NASDAQ Global Market and are not promptly re-listed or requoted on either the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market or the NASDAQ Capital Market; or (vii) the Common Stock ceases to be registered under Section 12 of the Exchange Act.

In the case of a Major Transaction pursuant to clause (i) or (ii) of the definition in which the Common Stock are converted into the right to receive cash or other assets or in which the Company has announced its intention to liquidate and distribute its assets to stockholders, the Holder will be entitled to convert the Warrant into an amount of the applicable transaction consideration equal in value to the Black-Scholes Value (as defined below) of the Warrant upon consummation of the Major Transaction. With respect to all other Major Transactions, the Holder will be entitled to exercise the Warrant following the announcement or consummation of a Major Transaction for an amount of Common Stock (valued in accordance with the Warrant) equal to the Black-Scholes Value of the Warrant.

Alternatively, the Holder will also be entitled to require that the Warrant be assumed by any successor (or its parent company) in a Major Transaction pursuant to instruments and agreements reasonably acceptable to the Holder that (A) in the case of a successor entity (or parent company) that has publicly traded or quoted common stock (or equivalent equity securities), provide that the Warrant is exercisable for the appropriate number of shares of the successor entity’s (or parent’s) capital stock (without regard to the 9.985% Cap or any other restriction or limitation on exercise; provided, that such instruments and agreements shall contain a limitation on exercise comparable to the 9.985% Cap) at an exercise price that has been adjusted to reflect the Major Transaction and otherwise entitles the Holder to rights equivalent to the Holder’s rights under the Warrant (e.g., registration rights and rights upon Major Transactions); or (B) in the case of any other successor entity, provide that the Warrant shall be exercisable for the kind and amount of securities, cash and/or other property which a holder of the number of shares of Common Stock issuable upon exercise immediately prior to such Major Transaction would have been entitled to receive pursuant to such Major Transaction. For the avoidance of doubt, there shall be no requirement that any successor in a Major Transaction have publicly traded securities.

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Stock Events

The Warrant will provide for equitable and proportionate adjustment of the Strike Price and the number of shares issuable upon exercise of the Warrant to reflect any subdivision of outstanding Common Stock, combination of outstanding Common Stock, reclassification or other similar transaction of such character that shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares of Common Stock (a “Stock Event”).

The Warrant will not contain price-based anti-dilution provisions.

Dividends	The Holder will be entitled to receive such dividends paid, and distributions of any kind made, to the holders of Common Stock to the same extent as if the Holder had exercised the Warrant in full (without regard to any limitations on exercise (e.g., the 9.985% Cap) and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance) and had held shares of Common Stock issuable upon such exercise on the record date for the dividends and distributions. Payments under the preceding sentence will be made concurrently with the dividend or distribution to the holders of Common Stock.

Reservation of Shares	The Borrower will be obligated to reserve for issuance such number of authorized and unissued shares of Common Stock (or other securities substituted therefor in accordance with the Warrant) as shall be sufficient for the exercise of the Warrant in full (assuming a cash exercise of the Warrant, and disregarding any limitations on exercise (e.g., the 9.985% Cap).

Registration Rights

The Borrower and the Holder will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) upon execution of the Facilities Documentation. Among other things the Registration Rights Agreement will provide that the Borrower will register for resale on an initial registration statement all Common Stock issuable upon the exercise of, or otherwise pursuant to the terms of, the Warrant within an agreed timeframe. The Registration Rights Agreement will also provide the Holders with customary demand (limited to two (2) demand registrations within any 12-month period and with a minimum proceeds requirement of $10 million) and customary piggy back registration rights, subject to customary black-out periods and, in the event the Company conducts an underwritten public offering, lock-up periods.

The Registration Rights Agreement will also include appropriate liquidated damage provisions for failures by the Borrower to timely comply with its obligations, similar to those contained in the Warrant.

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Liquidated Damages

If an “Event of Failure” (as will be defined in the Warrant) occurs, the Borrower will agree to pay (as partial liquidated damages) to the Holder an amount determined by reference to 15% per annum (or the maximum rate permitted by applicable law, whichever is less) of the Black-Scholes Value of the remaining portion of the Warrant. Such amount will be payable, at the Borrower’s option, either (i) in cash or (ii) in shares of Common Stock (subject to the 9.985% Cap) that will be valued based on the volume weighted average price of the shares of Common Stock on the date of such calculation in the manner further described in the Warrant.

If an “Event of Default” (as will be defined in the Warrant) occurs and the Holder delivers a notice of default under the Warrant, the Borrower will be entitled to redeem the remaining portion of the Warrant by paying to the Holder an amount in cash equal to the Black-Scholes Value of the remaining portion of the Warrant in full satisfaction of its obligations thereunder. If the Borrower does not redeem the remaining portion of the Warrant, the Holder will be entitled to elect to exercise the remaining portion of the Warrant from time to time for a number of shares of Common Stock (which shares shall be valued at 95% of the volume weighted average price for the five (5) consecutive trading days immediately prior to the date of the applicable default notice) equal to the greater of (i) the Black-Scholes Value of the remaining unexercised portion of the Warrant (or such portion thereof subject to such exercise) as of the date of the default notice and (ii) the Black-Scholes Value of the remaining unexercised portion of the Warrant (or such portion thereof subject to such exercise) on the trading day immediately preceding the date that the shares of Common Stock in respect of such exercise are issued to the Holder.

Black Scholes Value	“Black-Scholes Value” will be defined as the Black-Scholes value of the Warrant or applicable portion thereof as determined by use of the Black-Scholes Option Pricing Model using the criteria that will be set forth in Schedule 1 to this this Term Sheet.

Shareholder Rights	Other than with respect to dividends and other distributions, the Warrant shall not entitle the Holder, prior to the exercise of the Warrant, to rights as a shareholder of Borrower.

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Schedule 1

Black-Scholes Value

	Calculation for Major Transactions	Calculation For Failure/Default Payments
Remaining Term	Number of calendar days from date of public announcement of the Major Transaction until the last date on which the Warrant may be exercised.	Number of calendar days from date of the Event of Failure until the last date on which the Warrant may be exercised.

Interest Rate	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the remaining term.	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the remaining term.

Cost to Borrow	Zero	Zero

Volatility

If the first public announcement of the Major Transaction is made at or prior to 4:00 p.m., New York City time, the arithmetic mean of the historical volatility for the 10, 30 and 50 trading day periods ending on the date of such first public announcement, obtained from the HVT or similar function on Bloomberg.

If the first public announcement of the Major Transaction is made after 4:00 p.m., New York City time, the arithmetic mean of the historical volatility for the 10, 30 and 50 trading day periods ending on the next succeeding trading day following the date of such first public announcement, obtained from the HVT or similar function on Bloomberg.

The arithmetic mean of the historical volatility for the 10, 30 and 50 trading day periods ending on the date of such determination, obtained from the HVT or similar function on Bloomberg.

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Stock Price	The greater of (1) the closing price of the Common Stock on NASDAQ, or, if that is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed (the “Closing Market Price”) on the trading day immediately preceding the date on which a Major Transaction is consummated, (2) the first Closing Market Price following the first public announcement of a Major Transaction, or (3) the Closing Market Price as of the date immediately preceding the first public announcement of the Major Transaction.	The volume weighted average price on the date of such calculation.

Dividends	Zero.	Zero.

Strike Price	The initial Strike Price, as adjusted in accordance with the Warrant.	The initial Strike Price, as adjusted in accordance with the Warrant.

ANNEX I

CONDITIONS

The availability and initial funding of the Closing Date Loans and the effectiveness of the Facilities Documentation shall be subject solely to the satisfaction (or waiver in writing by the Commitment Party) of the following conditions and the conditions in Section 2 of the Commitment Letter. Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter (or, if not defined therein, in Annex A thereto) to which this Annex I is attached.

1. The definitive facility agreement evidencing the Facilities (the “Facility Agreement”), the Warrants, the Registration Rights Agreement, the Shares, shareholder waivers and consents, promissory notes, disbursement letter (and funds flow), schedules, exhibits and the other documents and certificates executed or delivered in connection therewith (collectively, the “Facilities Documentation”), which (a) shall be consistent, in each case, with the Commitment Letter and the Term Sheet Summary, (b) shall give due regard to any similar documentation for similar facilities used for other similarly situated borrower clients of the Agent and the Lenders, (c) shall otherwise be satisfactory to the Agent, the Lenders and the Borrower and (d) shall have been executed and delivered by the Borrower and each other Loan Party party thereto to the Agent and the Lenders. The Agent and the Lenders shall have received (i) executed legal opinions and resolutions in form and substance reasonably satisfactory to the Agent and the Lenders, (ii) lien searches in the jurisdiction of organization (and at the location of the chief executive office, where applicable and appropriate) of the Borrower and each Guarantor, (iii) a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in the form attached as Exhibit A hereto, certifying that the Borrower and its subsidiaries, taken as a whole, after giving effect to the consummation of the Acquisition and the other Transactions and the incurrence of the Closing Date Loans, are solvent, (iv) customary officer’s and secretary’s certificates attaching the organizational documents of the Borrower and each Guarantor, (v) payoff documents and lien terminations and (vi) documents (including, without limitation insurance certificates and UCC-1 financing statements) effecting the requirements of clause 8 of this Annex I (subject to the limitations set forth therein). The perfection actions mentioned in Section 2 of the Commitment Letter shall have been performed.

2. The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision.

3. The Specified Representations shall be true and correct in all material respects (unless such Specified Representations are already subject to materiality, and in such event, in all respects) as of the Closing Date or, to the extent any such Specified Representation specifically relates to an earlier date, as of such earlier date.

4. The Borrower shall be in compliance with all of the covenants set forth in Section 3 of the Commitment Letter, in all material respects (unless such covenants are already subject to materiality, and in such event, in all respects).

5. Substantially concurrently with the execution and delivery of the Facilities Documentation, the Acquisition shall be consummated in accordance with the terms of that certain Purchase and Sale Agreement, dated as of the date of the Commitment Letter, by and between the Borrower and the Seller Parent, and the schedules and exhibits thereto, each in the form that was delivered to Katten Muchin Rosenman LLP on November 28, 2017 at 8:26 p.m. (New York time), and all conditions therein shall have been satisfied (without giving effect to any waiver thereof) as of such time, but, in each case, without giving effect to (a) any amendments, modifications or supplements thereof or (b) waivers or consents (including, for the avoidance of doubt, waivers or consents to deviations of any of the conditions

CONDITIONS

ANNEX I – PAGE 1

set forth in Section 10.1 or 10.3 of the Purchase and Sale Agreement) thereunder by the Borrower or its affiliates (but not, for the avoidance of doubt, the Seller and its affiliates), in the case of each of clauses (a) and (b) above in this Section 5, that are materially adverse to the interests of the Agent and the Lenders and that have not been consented to in writing (such consent not to be unreasonably withheld) by the Agent and the Lenders; it being understood that any change in (i) the purchase price (other than (A) an increase funded solely by equity of the existing direct and indirect equity holders of the Borrower and (B) a decrease in the purchase price so long as 100% of such reduction is allocated to reduce (y) first, the Closing Date Loans and (z) then, the DDTL Facility) and (ii) the definition of “Material Adverse Effect”, in each case, in such Purchase and Sale Agreement shall be deemed materially adverse to the interests of the Agent and the Lenders.

6. Since the date of the Acquisition Agreement, no change, effect, development, circumstance, condition or occurrence shall have occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Acquisition Agreement on the date hereof).

7. On the Closing Date, after giving effect to the funding of the Closing Date Loans, none of the Borrower nor any of its Subsidiaries shall have any third party indebtedness for borrowed money other than the Loan Facility, the Revolving Facility and indebtedness permitted under the Facilities Documentation; provided that no indebtedness for borrowed money shall be senior or pari passu with to the Senior Credit Facility (other than the Revolving Facility in accordance with the terms of the Term Sheet Summary and the Facilities Documentation) without the written consent of the Agent.

8. All actions necessary to establish that the Agent (for the benefit of itself, the Lenders and the other secured parties under the Facilities Documentation) will have perfected first priority security interests (subject to certain to be agreed liens permitted under the Facilities Documentation, including the liens with respect to the Revolving Facility pursuant to the terms of the Term Sheet Summary and the Facilities Documentation) in the Collateral under the Facilities shall have been taken; provided, however, that, the condition in this paragraph 7 shall be subject in all respects to the Certain Funds Provision.

9. All expenses and fees required to be paid on the Closing Date pursuant to the Commitment Letter (including, without limitation, the Term Sheet Summary) shall have been paid in cash (which amounts may be offset against the proceeds of the Loan Facility); provided that, in the case of expenses only, to the extent invoiced at least two (2) business days prior to the Closing Date.

10. The Lenders shall have received at least five (5) business days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by the Agent or any Lender at least ten (10) days in advance of the Closing Date.

11. The shareholders of the Borrower shall have approved the issuance of all of the shares of Common Stock being issued in the Acquisition and to the Lenders (including all of the shares underlying the Warrants) and any other person or entity providing equity financing in connection with the Acquisition for purposes of satisfying the NASDAQ listing requirement.

12. The Closing Date Loans shall have been requested in a writing by the Borrower to the Agent and the Lenders at least fifteen (15) calendar days prior to the Closing Date pursuant to a borrowing notice that is in form reasonably acceptable to the Agent and the Lenders, which notice may be revoked in writing by the Borrower at any time, it being understood that such notice may provide that the Closing Date may occur on or after a date certain (within a range of reasonably estimated dates), rather than specifying a Closing Date.

CONDITIONS

ANNEX I – PAGE 2

13. Solely to the extent the Revolving Facility will be outstanding on, or as of, the Closing Date, then the Intercreditor Agreement (and, solely to the extent such documentation evidencing the Revolving Facility was not reasonably approved by the Commitment Party at the closing of the Revolving Facility (which, for the avoidance of doubt, shall permit the Transactions and the other transactions contemplated by the Commitment Letter, the Facilities Documentation and the Acquisition Agreement), such documentation evidencing the Revolving Facility) shall be in form and substance reasonably satisfactory to the Agent and the Lenders.

CONDITIONS

ANNEX I – PAGE 3

Exhibit A to Annex I

FORM OF SOLVENCY CERTIFICATE

                     , 20

This Solvency Certificate (this “Certificate”) is being executed and delivered pursuant to Section [    ] of the Facility Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Facility Agreement”), by and among Melinta Therapeutics, Inc., a Delaware corporation (the “Borrower”), the other [“Loan Parties”] party thereto (together with the Borrower, the “Loan Parties”), the “Lenders” party thereto (the “Lenders”) and Deerfield Private Design Fund IV, L.P., as collateral agent for itself, the Lenders and the other [Secured Parties] (in such capacity, “Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Facility Agreement.

The undersigned, solely in such undersigned’s capacity as [Chief Financial Officer/title of equivalent officer] of the Borrower, and not individually, hereby certifies to Agent and the Lenders, on behalf of the Loan Parties and their subsidiaries, as follows:

1. The undersigned is familiar with the business and financial position of the Loan Parties and their subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made, or has caused to be made under such undersigned’s supervision, such other examinations, investigations and inquiries as is reasonable and necessary to enable the undersigned to express an informed opinion as to the matters referred to herein, having taken into account the nature of the particular business anticipated to be conducted by the Loan Parties and their subsidiaries after consummation of the transactions contemplated by the Facility Agreement.

2. Both before and immediately after giving effect to (a) the [Facilities], (b) the consummation of [Acquisition], the other [Transactions] and the other transactions contemplated by the Facility Agreement to occur on the date hereof, (c) the application of the proceeds of the [Loans] made on the date hereof to or as directed by the Borrower and (d) the payment of all estimated legal, accounting and other fees and expenses in connection with the foregoing, the following is true with respect to the Loan Parties and their subsidiaries, taken as a whole, as of the date hereof:

(A)	the present fair salable value of the assets of the Loan Parties and their subsidiaries, taken as a whole (determined on a going concern basis), is greater than (i) the total amount of debts and liabilities (including subordinated, contingent and un-liquidated liabilities) of the Loan Parties and their subsidiaries, taken as a whole and (ii) the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities as such debts and liabilities become absolute and matured;

SOLVENCY CERTIFICATE

EXHIBIT A TO ANNEX I – PAGE 1

(B)	the Loan Parties and their subsidiaries, taken as a whole, are able to pay all debts and liabilities (including subordinated, contingent and un-liquidated liabilities) as such debts and liabilities become absolute and matured; and

(C)	the Loan Parties and their subsidiaries, taken as a whole, do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the date hereof.

For purposes of this Certificate, in computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of Page Intentionally Left Blank]

SOLVENCY CERTIFICATE

EXHIBIT A TO ANNEX I – PAGE 2

IN WITNESS WHEREOF, I have executed this Certificate on the date first written above.

By:
Name: [•]
Title: [Chief Financial Officer/equivalent officer]

SOLVENCY CERTIFICATE

EXHIBIT A TO ANNEX I – PAGE 3